As filed with the Securities and Exchange Commission on March 12, 2024

Registration No. 333-266676

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-266676

UNDER THE SECURITIES ACT OF 1933

CYTEIR THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	45-5429901
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
99 Hayden Street, Building B, Suite 450 Lexington, Massachusetts 02421 857-285-4140 (Address of Principal Executive Offices) (Zip code)

Markus Renschler, M.D.

President and Chief Executive Officer

Cyteir Therapeutics, Inc.

99 Hayden Street, Building B, Suite 450

Lexington, Massachusetts 02421

857-285-4140

(Name, address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:
Marc A. Rubenstein, Esq. Tara Fisher Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA (617) 951-7000

Approximate date of commencement of proposed sale to the public: Not Applicable. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

This post-effective amendment (the “Post-Effective Amendment”) relates to the registration statement on Form S-3, Registration No. 333-266676 (the “Registration Statement”), filed by Cyteir Therapeutics, Inc. (the “Company”) on August 8, 2022, with the Securities and Exchange Commission to register the sale from time to time of up to $300,000,000 in total of the following securities: (i) common stock, par value $0.001 per share; (ii) preferred stock, par value $0.001 per share; (iii) debt securities; (iv) warrants to acquire common stock, preferred stock or debt securities; and (v) any combination of the foregoing, either individually or as units consisting or two or more securities (collectively, the “Registered Securities”). The Registration Statement was declared effective on August 16, 2022.

On September 7, 2023, the Board of Directors of the Company unanimously approved the dissolution and liquidation of the Company pursuant to a plan of complete liquidation and dissolution, and the Company’s stockholders approved the dissolution and liquidation of the Company pursuant to a plan of complete liquidation and dissolution at the special meeting of stockholders held on November 16, 2023. The Company has determined to terminate the offerings of Registered Securities under the Registration Statement in connection with the Company’s previously disclosed plan of complete liquidation and dissolution. Accordingly, the Company is filing this Post-Effective Amendment to terminate the effectiveness of the Registration Statement, and, in accordance with the undertakings made by the Company in the Registration Statement, to remove from registration any and all of the Registered Securities that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts, on March 12, 2024.

CYTEIR THERAPEUTIC, INC.

Dated:	March 12, 2024
		By:	/s/ Markus Renschler, M.D.
		Name:	Markus Renschler, M.D.
		Title:	President and Chief Executive Officer (Principal Executive Officer)

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No.1 to the Registration Statement